                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                         Old Dominion Freight Line, Inc.
                                (Name of Issuer)

                          Common Stock ($.10 par value)
                         (Title of Class of Securities)

                                    679580100
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  Karen C. Vanstory

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           2,714  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           2,714  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,714

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0 %

12.      TYPE OF REPORTING PERSON

                  IN (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  Karen C. Vanstory, Custodian

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           91,617  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           91,617  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  91,617

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.1%

12       TYPE OF REPORTING PERSON

                  IN (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  Karen C. Vanstory Revocable Trust, dated November 6, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                              291,913 (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           291,913 (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  291,913

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.5%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

             Karen Congdon Vanstory Irrevocable Trust #1, dated December 1, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.        SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           -0-  (See Item 4)

         6.                SHARED VOTING POWER

                           68,223  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           -0-  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           68,223  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  68,223

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.8 %

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

             Irrevocable Trust, dated December 18, 1998, fbo Melissa Penly


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.        SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           8,583  (See Item 4)

         6.                SHARED VOTING POWER

                           -0- (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           8,583  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                          -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,583

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

             Irrevocable Trust, dated December 18, 1998, fbo Matthew Penly


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.        SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           8,583  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           8,583  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,583

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

             Irrevocable Trust, dated December 18, 1998, fbo Mark Penly


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.        SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           8,583  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           8,583  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,583

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

Item 1.
(a)      Name of Issuer:

         Old Dominion Freight Line, Inc.


(b)      Address of Issuer's Principal Executive Offices:

         500 Old Dominion Way
         Thomasville, NC 27360


Item 2.
(a)      Names of Persons Filing:

         (i)      Karen C. Vanstory
         (ii)     Karen C. Vanstory, Custodian

         (iii)    Karen C. Vanstory Revocable Trust, dated November 6, 1992
         (iv)     Karen Congdon Vanstory Irrevocable Trust #1, dated
                  December 1, 1992
         (v)      Irrevocable Trust, dated December 18, 1998, fbo Melissa Penly
         (vi)     Irrevocable Trust, dated December 18, 1998, fbo Matthew Penly
         (vii)    Irrevocable Trust, dated December 18, 1998, fbo Mark Penly

(b)      Address of Principal Business Office:

         As to (i) through (vii):   5412 Horse Trail Road
                                    Summerfield, NC 27358

(c)      Place of Organization or Citizenship:

         (i) and (ii)         USA
         (iii) through (vii)  North Carolina

(d)      Title of Class of Securities:

         Common Stock ($.10 par value)

(e)      CUSIP Number:

         679580100

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), Check Whether the Person Filing Is a

         Not  Applicable.  This is a joint filing by the persons  identified  in
         Item 2, above, pursuant to Rule 13d-1(c) and Rule 13d-1(f) but not a group filing.


Item 4.  Ownership

         The securities reported herein are beneficially owned by Karen C. Vanstory, Karen C. Vanstory, as Custodian for her children, Karen C. Vanstory Revocable Trust, dated November 6, 1992, Karen Congdon Vanstory Irrevocable Trust #1, dated December 1, 1992, Irrevocable Trust, dated December 18, 1998, fbo Melissa Penly, Irrevocable Trust, dated December 18, 1998, fbo Matthew Penly, and Irrevocable Trust, dated December 18, 1998, fbo Mark Penly. The total securities reported is 480,216 shares of the Issuer's Common Stock, which constitutes 5.8% of such shares as of December 31, 2001.

         As of December 31, 2001, Karen C. Vanstory owns directly 2,714 shares (0.0%) of the Issuer's Common Stock.

         As of December 31, 2001, Karen C. Vanstory, as Custodian for her children, owns directly 91,617 shares (1.1%) of the Issuer's Common Stock.

         As of December 31, 2001, Karen C. Vanstory Revocable Trust, dated November 6, 1992, owns directly 291,913 shares (3.5%) of the Issuer's Common Stock. Karen Vanstory, as Trustee, has sole voting and sole dispositive power over those shares.

         As of December 31, 2001, Karen Congdon Vanstory Irrevocable Trust #1, dated December 1, 1992, owns directly 62,223 shares (0.8%) of the Issuer's Common Stock. Although Audrey L. Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and shared power to dispose, because members of the grantor's family are beneficiaries of the trust.

         As of December 31, 2001, an Irrevocable Trust, dated December 18, 1998, fbo Melissa Penly, has sole voting and dispositive power with respect to 8,583 shares (0.1%) of the Issuer's Common Stock. Karen C. Vanstory is the trustee. Melissa Penly is a child of Karen C. Vanstory.

         As of December 31, 2001, an Irrevocable Trust, dated December 18, 1998, fbo Matthew Penly, has sole voting and dispositive power with respect to 8,583 shares (0.1%) of the Issuer's Common Stock. Karen C. Vanstory is the trustee. Matthew Penly is a child of Karen C. Vanstory.

         As of December 31, 2001, an Irrevocable Trust, dated December 18, 1998, fbo Mark Penly, has sole voting and dispositive power with respect to 8,583 shares (0.1%) of the Issuer's Common Stock. Karen C. Vanstory is the trustee. Mark Penly is a child of Karen C. Vanstory.

         (a)      Amount Beneficially Owned:

                  (i)               2,714
                  (ii)              91,617
                  (iii)             291,913
                  (iv)              68,223
                  (v)               8,583
                  (vi)              8,583
                  (vii)             8,583


         (b)      Percent of Class

                  (i)               0.0%
                  (ii)              1.1%
                  (iii)             3.5%
                  (iv)              0.8%
                  (v)               0.1%
                  (vi)              0.1%
                  (vii)             0.1%

         (c) Number of Shares as to which such person has:

                 (i)     Sole power to vote or to direct the vote

                             (i)              2,714
                             (ii)             91,617
                             (iii)            291,913
                             (v)              8,583
                             (vi)             8,583
                             (vii)            8,583


                 (ii)    Shared power to vote or to direct the vote

                             (iv)             68,223

                 (iii)   Sole power to dispose or to direct the disposition of

                             (i)              2,714
                             (ii)             91,617
                             (iii)            291,913
                             (v)              8,583
                             (vi)             8,583
                             (vii)            8,583

                 (iv)    Shared power to dispose or to direct the disposition of

                             (iv)             68,223

Item 5.  Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         See information in Item 4, above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         See Item 3 and Item 4, above.

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10.  Certification

          By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

          After reasonable inquiry and to the best of our knowledge and belief we certify that the information set forth in this statement is true, complete and correct.

          February 12, 2002.



          KAREN C. VANSTORY


                Karen C. Vanstory
                -----------------
                Karen C. Vanstory

          KAREN C. VANSTORY, Custodian


                Karen C. Vanstory
                -----------------
                Karen C. Vanstory, Custodian for
                Mark A. Penley, Matthew Penley and
                Melissa Penley

          KAREN C. VANSTORY REVOCABLE TRUST, dated November 6, 1992


          By:   Karen C. Vanstory
                -----------------
                Karen C. Vanstory, Trustee

          KAREN CONGDON VANSTORY IRREVOCABLE TRUST #1, dated December 1, 1992


          By:   Audrey Congdon
                -----------------
                Audrey Congdon, Trustee

          IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MELISSA PENLY


          By: Karen C. Vanstory
              ------------------------------
              Karen C. Vanstory, Trustee

          IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MATTHEW PENLY


          By: Karen C. Vanstory
              ------------------------------
              Karen C. Vanstory, Trustee

          IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARK PENLY


          By: Karen C. Vanstory
             ------------------------------
             Karen C. Vanstory, Trustee

JOINT FILING AGREEMENT

In accordance with Rule 13d-1 (f) (1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 12, 2002.

KAREN C. VANSTORY


         Karen C. Vanstory
         -----------------
         Karen C. Vanstory

KAREN C. VANSTORY, Custodian


         Karen C. Vanstory
         -----------------
         Karen C. Vanstory, Custodian for
         Mark A. Penley, Matthew Penley and
         Melissa Penley

KAREN C. VANSTORY REVOCABLE TRUST, dated November 6, 1992


By:      Karen C. Vanstory
         -----------------
         Karen C. Vanstory, Trustee

KAREN CONGDON VANSTORY IRREVOCABLE TRUST #1, dated December 1, 1992


By:      Audrey Congdon
         -----------------
         Audrey Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MELISSA PENLY


By:     Karen C. Vanstory
        ------------------------------
        Karen C. Vanstory, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MATTHEW PENLY


By:     Karen C. Vanstory
        ------------------------------
        Karen C. Vanstory, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARK PENLY


 By:     Karen C. Vanstory
         ------------------------------
         Karen C. Vanstory, Trustee